Exhibit 99.1

Capital One Financial Corporation
Monthly Charge-Off and Delinquency Metrics
As of and for the month ended October 31, 2020

	Loans Held for Investment		Net Charge-Offs		30+ Day Performing Delinquencies(5)		Nonperforming Loans
(Dollars in millions, except as noted)	Average	Period-End	Amount	Rate(1)	Amount	Rate(2)	Amount	Rate(3)
Credit Card:(4)
Domestic	$94,276	$95,419	$244	3.11%	$2,087	2.19%	N/A	N/A
Consumer Banking:
Auto	65,471	65,588	12	0.22	2,576	3.93	$229	0.35%
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(1)Net charge-off rate is calculated by dividing annualized net charge-offs for the period by average loans held for investment during the period for the specified loan category. Net charge-offs and the net charge-off rate are impacted periodically by fluctuations in recoveries, including impacts of debt sales.
(2)30+ day performing delinquency rate is calculated by dividing 30+ day performing delinquent loans as of the end of the period by period-end loans held for investment for the specified loan category.
(3)Nonperforming loan rate is calculated by dividing nonperforming loans as of the end of the period by period-end loans held for investment for the specified loan category.
(4)Period-end loans held for investment and average loans held for investment include billed finance charges and fees. We recognize finance charges and fee income on open-ended loans in accordance with the contractual provisions of the credit arrangements and estimate the uncollectible amount on a quarterly basis. Finance charges and fees that are charged off are reflected as a reduction in revenue.
(5)Includes the impact of COVID-19 customer assistance programs. For domestic card customers enrolled in short-term payment deferrals, delinquency status is generally frozen at the time of enrollment and upon exiting the program, resumes to the status at the time of enrollment. For auto customers enrolled in short-term payment extensions, the contractual term of the loan is extended by the length of the short-term payment extension and the delinquency status is updated to reflect the revised terms of the loan. For auto customers that were delinquent at the time of enrollment, their delinquency status is reduced commensurate with the length of the short-term payment extension.